Exhibit 99.2

REDEMPTION NOTICE

May 19, 2010

To:	Holders of Host Hotels & Resorts, Inc. 8 7/8% Class E Cumulative Redeemable Preferred Stock (CUSIP 44107P609)

Pursuant to the optional redemption provisions of Section 5(b) of the Articles Supplementary of Host Hotels & Resorts, Inc. (the “Company”) classifying the 8 7/8% Class E Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Class E Preferred Shares”), the Company is hereby providing notice to you of the Company’s redemption of all outstanding shares of its Class E Preferred Shares, and the following information in connection with such redemption:

1. The redemption date shall be June 18, 2010 (the “Redemption Date”).

2. The Class E Preferred Shares are being redeemed at a redemption price of $25.00 per share, plus $0.3944444, the amount equal to all dividends accrued and unpaid from April 15, 2010 to the Redemption Date. You will receive $25.3944444 multiplied by the number of Class E Preferred Shares held by you.

3. The total number of Class E Preferred Shares to be redeemed by the Company pursuant to Section 5(b) of the Articles Supplementary classifying the Class E Preferred Shares is 4,034,300, representing all of the issued and outstanding Class E Preferred Shares.

4. In order to receive payment for your Class E Preferred Shares, you should send by overnight mail or deliver by hand your certificate(s), if any, to Computershare Trust Company, N.A. (the “Agent”) on or after the Redemption Date at one of the addresses set forth below. If you own your shares through a broker, bank or other nominee, you will receive instructions from your broker, bank or nominee and need not take any action at this time. Any monies deposited with the Agent and unclaimed at the end of two years from the Redemption Date will be repaid to the Company upon its written request, after which you may look only to the Company to receive payment for your Class E Preferred Shares.

By Hand Computershare Attn: Mailroom manager 199 Water Street New York, New York, 10038	By Overnight Delivery Computershare Attn: Corporate Actions 250 Royall Street Canton, MA 02021

5. Dividends on the Class E Preferred Shares shall cease to accrue on the Redemption Date. The Class E Preferred Shares will be canceled on the stock records of the Company as of the Redemption Date and, thereafter, you will have no rights as a stockholder of the Company, other than the right to receive payment in the amount of the Redemption Price.

Sincerely,

HOST HOTELS & RESORTS, INC.

By:	/s/ Larry K. Harvey
Name:	Larry K. Harvey
Title:	Executive Vice President and Chief Financial Officer